EXHIBIT 99.1

December 16, 2010

Dear Shareholder,

As we approach the end of the year, we wanted to provide an update on the Company’s progress and describe what to expect in the year ahead. We are pleased to report that the Company enjoyed an excellent year in 2010, reaching many major milestones in the project development timeline for our Water Conservation, Recovery & Storage Project. As the Project enters the final phase of development, with the public environmental review process set to begin early next year, we can now see the finish line for project approval in 2011, with the construction phase to follow.

With California presently facing a long-term, systemic water supply crisis, the need for the Project remains high. Water providers have been forced to limit deliveries to their customers in each of the last two years and are now planning for long-term restrictions from the state’s primary imported water sources: the California State Water Project, the Colorado River and the Owens Valley. Given that the present imbalance in annual supply and demand is projected to continue for many years into the future, providers are evaluating with acute interest new sources of supply to off-set projected shortages.  The Water Conservation, Recovery & Storage Project offers water providers a new supply solution that is both reliable and sustainable into the future.

2010 in Review

In our update last year, we told you that we had engaged potential customer agencies for the Project and were set to embark upon a new scientific evaluation of the water resources underlying our land.  We were also redesigning the Project after securing a local railroad right-of-way for the placement of the Project’s water conveyance pipeline beneath pre-disturbed private land alongside active railroad tracks.  This eliminated the need to cross undisturbed desert lands, as had been proposed in previous designs of the Project.

In 2010, we proceeded with our new plans and successfully developed new project parameters, completed the most exhaustive scientific evaluation of the watershed ever undertaken, designated a lead agency for the environmental review, reached agreements with four participating agencies and expanded our working capital facility.

✓
Launched Redesigned Project:  The Water Project will capture and conserve billions of gallons of renewable native groundwater currently being lost annually to evaporation from the aquifer system underlying the Company’s land in the eastern Mojave Desert. By implementing established groundwater management practices, the Project will create a new, sustainable water supply for Project participants.  We believe this supply can be withdrawn without adversely impacting the aquifer system or the desert environment and that, similar to other systems throughout southern California, the groundwater basin can be managed in a safe manner under the principle of “do no harm.”  The total quantity of groundwater to be recovered and conveyed to Project participants will not exceed a long-term annual average of approximately 50,000 acre-feet per year, (an amount less than would be utilized if we were to fully develop all of our land currently zoned for agriculture). This supply will be conveyed alongside an active railroad right-of-way and through the existing Colorado River Aqueduct water delivery system to water providers.  The Project also offers participants the ability to carry-over their annual supply and store it in the groundwater basin from year to year, as well as approximately one million acre-feet of storage capacity that can be used to store imported water. We are continuing to develop these storage opportunities with Project participants.

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Completed Comprehensive Scientific Analysis of Water Resources:  To promote a full understanding and a fact-based consideration of the Project, we took the unusual step of completing a major portion of the scientific and technical work in advance of the formal environmental review process.  We engaged a respected global environmental firm, CH2M Hill, to conduct a year-long study of the groundwater basin. As part of this comprehensive study, we invested in extensive engineering and drilling work to gain a thorough representation of the geology and hydrology beneath the Project area.  This included the drilling of eight new wells, which provided prolific results.

CH2M Hill’s findings, released in February and subsequently peer-reviewed by leading experts, confirmed the existence of a substantial groundwater system with a total volume of water in storage greater than 20 million acre-feet - a volume of water on par with Lake Mead, the nation’s largest surface reservoir.  The study also confirmed that the groundwater basin is being recharged at an annual rate in excess of 32,000 acre-feet.  Estimates of recharge were based on watershed and flow models developed using the latest United States Geological Survey soil moisture budget model.  Field tests confirmed the depth of the water table beginning several hundred feet below the vegetation zone (or “root zone”) and extending to between 1,000 and 1,947 feet below ground surface.

✓
Designated Lead Agency for Environmental Review:  In June, the Company reached an agreement with the Santa Margarita Water District (“SMWD”) to serve as lead agency in the formal California Environmental Quality Act (“CEQA”) review of the Project. SMWD is Orange County, California’s second-largest water district with a 62,000 acre service area.  Faced with very limited local water supplies and ongoing restrictions on imports, SMWD is working to identify new, sustainable water supply opportunities to "drought-proof” their service area.

✓
Signed Four Water Providers to Environmental Cost-sharing and Water Purchase Agreements:  In 2010, we executed agreements with four public and private water providers.  In June, the Company signed agreements with SMWD and Three Valleys Municipal Water District, which together serve over 650,000 customers in parts of Orange and Los Angeles Counties.  The boards of these water agencies unanimously approved agreements that commit funds to an environmental review of the Project and also grant the agencies the right to acquire a firm annual supply of water at a predetermined formula competitive with their incremental cost of new water. In addition, both agencies acquired options to storage rights in the Project that will allow them to manage this supply to complement their other water resources.  These agreements were followed in June by the addition of Golden State Water Company, California’s second largest investor-owned water utility.  In October, the Project also added Suburban Water Systems, a wholly-owned subsidiary of SouthWest Water Company, which provides water, wastewater and municipal utilities services to a population of over one million people from across the southern tier of the U.S.A.

✓
Expanded Working Capital Facility:  The Company is well positioned financially as we enter the New Year.  We have no short-term debt and in October the Company reached an agreement with its existing lender, LC Master Fund, Ltd., for an additional $10 million working capital facility designed to see the Company through completion of the environmental review and permitting process.

What to Expect in 2011

Our goal is to complete environmental permitting in 2011 with Project construction to follow. The public environmental review process starts early in the New Year.  Throughout this process, we intend to openly engage any substantive questions, work with all the stakeholders and public agencies involved and take steps to alleviate any legitimate concerns.  We believe that by taking all of the aforementioned steps to ensure the Project is designed based on the best available science, according to accepted groundwater management practices and governed by the principle of “do no harm,” we are building a new understanding of the Project, including how it can sustainably meet the needs of a broad array of Californians. We look forward to an open and constructive process this year.  Key milestones to expect in 2011 include:

•	Establishment of a Groundwater Stewardship Committee to oversee groundwater basin management;

•	Commencement of public environmental review process, including public comment periods;

•	Operations Plan completed;

•	Participating providers added;

•	Long-term Project Operator secured;

•	Complete Project permitting process and achieve Project approval.

Other Initiatives

In addition to the Water Project, we continue to pursue best uses of our land assets in the desert.

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Solar Energy:  The Company’s landholdings are located in the heart of one of California's most favorable zones for the generation of solar power. Vast contiguous pre-disturbed acreage, a reliable water source, plenty of sun, and proximity to an approved transmission corridor make Cadiz an attractive location for solar energy production.  There is uncertainty in the region related to appropriate subsidies, transmission and renewable energy standards. However, we continue to monitor market opportunities for solar energy development given ongoing state and federal efforts to accelerate this development in our region, as well as the encouragement from the environmental community for the siting of renewable energy development on disturbed (agricultural) lands. Depending on various factors, the Company could make up to 20,000 acres of pre-disturbed lands available for solar energy development.  Any solar energy development on our land would be designed to be compatible with the Water Project.

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Sustainable Agricultural Development:  The Company continues to pursue the best use of our lands zoned for agriculture and explore opportunities with third-party agricultural developers to cultivate new crops.  Through our third-party partners, we have undertaken a major conversion of existing vineyards to new lemon orchards and will also begin planting new organic vegetable crops in the first quarter of 2011.

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Land Preservation: The Company is actively pursuing initiatives providing for the permanent conservation of open space on its lands throughout the eastern Mojave Desert region and will continue to participate in the ongoing effort to make the best use of the desert’s vast resources in a safe and sustainable manner.

Thank you for your continued support.  We wish you and your family a happy and healthy holiday season.

Sincerely,

Cadiz Inc.
Keith Brackpool
Chairman and Chief Executive Officer

550 S. HOPE STREET
SUITE 2850
LOS ANGELES, CA 90071
TEL 213.271.1600
FAX 213.271.1614